Press Release	Source: Medistem Laboratories, Inc.

Medistem Announces Resignation of Chief Operating Officer

Tuesday May 20, 9:05 am ET

SAN DIEGO, CA and SCOTTSDALE, AZ--(MARKET WIRE)--May 20, 2008 -- On May 16, 2008, Chris McGuinn, the Company's Chief Operating Officer, announced his resignation from Medistem Laboratories, Inc.   (OTC BB: MDSM.OB - News) to pursue other business opportunities.

"Chris has been with the Company since its inception and was instrumental in securing the existing management team and developing the Company's strategic direction," stated Thomas Ichim, the Company's Chief Executive Officer. "His efforts have helped to define this organization. We wish Chris the best of luck in his future endeavors."

Chris McGuinn said, "Medistem's talented management team, as well as their novel stem cell type, the endometrial regenerative cell, positions the Company to capture a significant piece of the ever-expanding stem cell therapeutics market. I am proud to have contributed to the foundation of this organization and wish Medistem ongoing success."

The Company has not announced plans for replacing Mr. McGuinn and for the time being will divide his responsibilities among the existing members of the organization.

About Medistem Laboratories

Medistem Laboratories is a biotechnology company founded to develop and commercialize technologies related to adult stem cell extraction and manipulation for use in treating inflammatory and degenerative diseases. The company's lead product, the endometrial regenerative cell (ERC), is a "universal donor" stem cell derived from menstrual blood. ERCs possess the ability to differentiate into nine tissue types, produce large quantities of growth factors, and can be easily administered without need for invasive procedures. Due to Medistem's relationships and collaborative efforts with respected institutions, Medistem believes it is well positioned to be a leading developer of adult stem cell products.

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Source: Medistem Laboratories, Inc.